Exhibit 99.1


First National Lincoln Corporation completes
FNB Bankshares Merger

DAMARISCOTTA, MAINE, January 14 -- First National Lincoln Corporation (NASDAQ
NM: FNLC) today announced that the merger with FNB Bankshares of Bar Harbor, Maine (OTC BB: FBSH), has been completed. Under the terms of the Merger Agreement, FBSH shareholders will receive 2.35 shares of FNLC for each FBSH share owned. Instructions for the exchange of FBSH shares for FNLC shares will be mailed FBSH shareholders.

The Company becomes the fourth largest bank headquartered in Maine, with 14 banking offices and four investment management offices serving coastal Maine communities from Brunswick to Calais. At closing the Company had combined assets of more than $860 million, with combined loans of more than $660 million and combined deposits of nearly $560 million. In addition, the Company has more than $290 million of investments under management.

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First National Bank of Damariscotta. Founded in 1864, The First is an independent community bank serving Mid-Coast Maine with seven offices in Lincoln and Knox Counties that provide consumer and commercial banking products and services. Pemaquid Advisors, a division of The First, provides investment advisory, private banking and trust services from three offices in Lincoln and Cumberland Counties.

FNB Bankshares, headquartered in Bar Harbor, Maine, was the holding company for The First National Bank of Bar Harbor. Founded in 1888, the Bank is committed to servicing the needs of customers with seven offices in Hancock and Washington Counties and also offers an array of services through the Internet. The First National Bank of Bar Harbor is a Certified SBA Lender and provides a complete range of deposit, loan and personal trust services.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

First National Lincoln Corporation has filed relevant documents concerning the transaction with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors may obtain copies of these documents free of charge at the SEC's website, www.sec.gov, or by contacting First National Lincoln Corporation.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

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